Exhibit 10.37

AMENDMENT DATED MARCH 28TH 2013 TO THE AMENDED AND RESTATED NON—RECOURSE

ACCOUNTS RECEIVABLE PURCHASE AGREEMENT DATED OCTOBER 31ST 2012

Concluded between,

BNP PARIBAS FORTIS FACTOR N.V.

located at 2300 Turnhout, Steenweg op Tielen 51

RPM/RPR n° 0414.392.710

Hereinafter referred to as the “Factor”;

and

TAMINCO B.V.B.A.

With registered office at 9000 Gent, Pantserschipstraat 207

RPM/RPR n° 0859.910.443;

Hereinafter referred to as the “Client”.

Both the Factor and the Client are hereinafter individually referred to as a “Party”, or jointly as the “Parties”.

Whereas:

•	The Parties have concluded an amended and restated non - recourse accounts receivable purchase agreement dated October 31st 2012 (the “Agreement”);

•	The Parties now wish to amend certain terms and conditions of the Agreement by agreeing on the terms and conditions as stipulated in this amendment (the “Amendment”).

1.	Any capitalized term used, but however not defined in this Amendment, shall have the meaning given to such terms in the Agreement.

2.	The Parties hereby agree to replace article 2.4 (Revision of the Additional Discount) of article 2 (Discount) of the Particular Conditions to the Agreement, with the following new article 2.4 (Market Disruption Clause) of article 2 (Discount) of the Particular Conditions to the Agreement. Parties thereby agree that all other provisions of article 2 (Discount), which are not explicitly altered or amended in this Amendment, shall remain unchanged and in full force and effect.

2.4	Market Disruption Clause

2.4.1

The Parties acknowledge that the Purchaser may be forced, by external (cost-related) developments to increase the Additional Discount, as set forth in article 2 (Discount), article 2.2.1. (Additional Discount). However, the Purchaser shall not be permitted to increase the Additional Discount more than once per factoring year, commencing with the factoring year that started on July 1st 2012.

BNP PARIBAS FORTIS FACTOR NV/SA - Steenweg op Tielen 51 - B - 2300 Turnhout - VAT BE 0414.392.710 - RPR Turnhout info&bnpparibasfortisfactor.com - www.factor.bnpparibasfortis.be

The Purchaser shall inform the Seller of such a decision immediately by registered mail thereby documenting the developments that led to the Purchaser’s decision. During a period of 90 days after receipt of such letter, the Parties, both acting in good faith, will conduct mutual negotiations with regard to the Purchaser’s decision. During the same period of 90 days after receipt of such letter, the Seller has the right to terminate this Agreement by informing the Purchaser by registered mail, thereby providing the Purchaser with a notice period of 90 days during which this Agreement shall remain in force and effect. In the event the Seller does not provide the Purchaser with such registered letter as stipulated in this article, the changes made by the Purchaser shall be deemed accepted by the Seller.

2.4.2	The Parties hereby agree that the Purchaser has the right to increase the margin, as reflected by “M” in the Discount Fee stipulated in (i) section 2.6 (Purchase Price for Sold Accounts Receivable—Discount Fee), and (ii) section 6.1, and (iii) section 8.1 (Advances on Accounts Receivable) of the Particular Conditions to the Agreement, in accordance with the provisions of this article.

Notwithstanding the foregoing (i) no such increase shall modify the purchase price with respect to accounts receivable that have been sold prior to the effective date of such increase, and (ii) all changes in liquidity premium possibly to be charged by the Purchaser onwards to the Seller as referenced in this article, shall be communicated by the Purchaser during the month before the month in which such changes would come into effect.

(a)

The Parties hereby agree that, up and until June 30th 2015, 50% of the liquidity premium charged to the Purchaser, shall be charged onwards by the Purchaser to the Seller. However Parties hereby agree that Purchaser shall only be entitled to charge such liquidity premium to the Seller as from the moment such liquidity premium charged to the Purchaser is equal or higher than 0.40%. In such event, the liquidity premium charged by the Purchaser to the Seller shall be equal to 50% of the difference between said 0.40% treshold and the liquidity premium actually charged to the Purchaser.

(b)

The Parties hereby agree that, as from July 1st 2015 onwards, the liquidity premium charged to the Purchaser, shall be charged onwards by the Purchaser to the Seller. However, the Parties hereby agree that Purchaser shall only be entitled to charge such liquidity premium to the Seller as from the moment such liquidity premium charged to the Purchaser is equal or higher than 0.25%. In such event, the liquidity premium charged by the Purchaser to the Seller shall be equal to the difference between said 0.25% treshold and the liquidity premium actually charged to the Purchaser.

However, the Parties hereby agree that, in the event the liquidity premium charged to the Purchaser would, at any time, become higher than 0.75%, and as a result thereof the liquidity premium charged onwards to the Seller by the Purchaser would become higher than 0.50%, the Purchaser will inform the Seller of such a situation by registered letter. During a period of 90 days after receipt of such letter, the Parties, both acting in good faith, will conduct mutual negotiations with regard to this situation. During the same period of 90 days after receipt of such letter, the Seller has the right to terminate this Agreement by informing the Purchaser thereof by registered mail thereby providing the Purchaser with a notice period of 90 days during which this Agreement shall remain in force. In the event the Seller does not provide the Purchaser with such registered letter as stipulated in this article, the changes made by the Purchaser shall be deemed accepted by the Seller.

3.	The Parties hereby agree to replace article 7 (Maximum Program Size) of the Particular Conditions to the Agreement, with the following new article 7 (Maximum Program Size) of the Particular Conditions to the Agreement:

7.	MAXIMUM PROGRAM SIZE

The Maximum Program Size amounts to 150.000.000 EUR (one hundred and fifty million EURO). The Parties hereby acknowledge and agree that this Maximum Program Size is to be considered as one global Maximum Program Size for the Seller under this Agreement and for Taminco Inc. under the Taminco US Agreement combined.

4.	The Parties hereby agree to replace article 9 (Starting Date and Term) of the Particular Conditions to the Agreement with the following new article 9 (Starting Date and Term) of the Particular Conditions to the Agreement:

9.	STARTING DATE AND TERM

The Parties acknowledge that the Existing Agreement was signed on July 31st 2007 and has been effective as from August 24th 2007, which is to be considered as the starting date of the Existing Agreement, for a minimum term of four years, and has subsequently been extended for a period of five years beginning July 1st 2010.

However, the Parties hereby agree that the Parties have continued their relationship in accordance with the terms and conditions of this Agreement, as from February 15th 2012, thereby continuing and replacing the Existing Agreement as from such moment.

The Parties hereby agree that this Agreement shall continue to remain in full force and effect for a defined period of time running up and until December 31st 2017 (the “Extended initial Term”).

The Parties hereby agree that, after said Extended Initial Term, this Agreement, unless terminated by one of the Parties providing the other Party with a notice period of 1 year before the end of the Extended Initial Term, shall be automatically and tacitly renewed for consecutive renewal periods of 1 year each, unless terminated by one of the Parties by providing the other Party with a notice period of 1 year before the end of such a renewal period. Any and all accounts receivable conveyed by the Seller to the Purchaser prior to the termination of this Agreement for any reason shall remain with the Purchaser and shall not revert to the Seller, subject to the dilution provisions of this Agreement.

5.	The Parties hereby agree that the covenant as stipulated in article 14 (Covenants) of the Particular Conditions to the Agreement, shall no longer be calculated based on the consolidated equity on group level of the company Taminco Group B.V.B.A., but however on the consolidated equity on group level of the company Taminco Acquisition Corporation.

6.	This Amendment shall come into effect as of its signature date as stipulated here below, subject to the Factor having received a duly signed original copy of this Amendment from the Client.

7.	The Parties agree that all terms and conditions of the Agreement, which are not explicitly changed or altered in this Amendment shall remain in full force and effect However, in the event of any conflicts or discrepancies between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment shall prevail.

Made out in two original copies at Turnhout on March 28th 2013.

Taminco B.V.B.A.	BNP Paribas Fortis Factor N.V.

/s/ Kurt Decat	/s/ Jef Ramaekers
Chief Financial Officer	Manager Client Relations Corporate & MidCap

/s/ Erik Breugelmans
Deputy General Manager